Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Joe Giordano, CFO & Treasurer
Phone: (574) 535-1125
E Mail: Drew@drewindustries.com

DREW INDUSTRIES REPORTS 2014 FOURTH QUARTER AND FULL-YEAR RESULTS

The Company achieved record sales during 2014

Elkhart, Indiana - February 24, 2015 - Drew Industries Incorporated (NYSE: DW), a leading supplier of components for recreational vehicles (RVs) and manufactured homes, today reported net income of $12.0 million, or $0.49 per diluted share, for the fourth quarter ended December 31, 2014, compared to net income of $11.1 million, or $0.46 per diluted share, for the fourth quarter ended December 31, 2013.

Consolidated net sales in the fourth quarter of 2014 increased to a fourth quarter record of $289 million, 29 percent higher than the 2013 fourth quarter. This growth in net sales primarily resulted from a 32 percent increase in net sales of Drew’s RV Segment, which accounted for 91 percent of consolidated net sales in the 2014 fourth quarter. RV Segment sales growth was largely due to a 20 percent increase in industry-wide wholesale shipments of travel trailer and fifth-wheel RVs, Drew’s primary RV market. The four acquisitions completed by the Company in 2014 also added $15 million in net sales in the fourth quarter of 2014, all of which related to Drew’s RV Segment. Further, the Company increased sales to adjacent industries and the aftermarket.

The Company’s content per travel trailer and fifth-wheel RV for the twelve months ended December 31, 2014, increased by $109, or 4 percent, to $2,825, compared to content per travel trailer and fifth-wheel RV for the prior twelve-month period of $2,716. Content per motorhome RV reached $1,544 for the twelve months ended December 31, 2014, and $1,828 in the 2014 fourth quarter, reflecting market share gains through organic growth and acquisitions completed in 2014.

“Our net sales in 2014 were strong, demonstrating the effectiveness of our long-term strategy,” said Jason Lippert, Drew’s Chief Executive Officer. “In 2014, the RV industry experienced a solid year as the RV lifestyle continued to gain in popularity, consumer confidence improved, and retail demand for RVs in 2014 grew 8 percent from 2013. In particular, retail demand for RVs in the fourth quarter of 2014 accelerated, increasing 15 percent as compared to the fourth quarter of 2013. In response to the increase in retail demand for 2014, manufacturers produced more RVs in 2014 than any year since 2006.”

In January 2015, Drew’s consolidated net sales reached $115 million, 41 percent higher than January 2014, a record for the month of January. Excluding the impact of acquisitions, the Company’s consolidated net sales for January 2015 were up 34 percent. In January 2014, severe winter weather conditions had a negative impact on industry-wide production of RVs, as well as on shipments of the Company’s products, which did not recur to the same magnitude in January 2015.

“The strong RV industry fundamentals, aided by demographic tailwinds, are positive signs for 2015,” said Jason Lippert. “Retail RV shows for the first part of 2015 have been strong, with reports of higher traffic and increased sales activity, and industry analysts continue to report that dealer inventory is in line with anticipated retail demand. Our RV OEM customers believe there is additional retail growth coming in 2015 and after, and are adding significant capacity to meet the anticipated demand. We believe we are well positioned to meet the increased demands expected for 2015 and the beginning of 2016. Further, as a result of the heavy investments in capital expenditures, facility

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start-ups and personnel we made in 2014, we believe our level of investment will be at a lower rate in the next eighteen months than what we experienced in 2014.”

“As anticipated, our operating profit margins in the fourth quarter of 2014 were impacted by facility start-up and realignment costs,” said Scott Mereness, Drew’s President. “During the fourth quarter of 2014, we completed several substantial investments in capacity expansion which helped solidify our foundation and should help us maintain our position as a leading supplier to the industries we serve. The costs incurred with these investments lowered our net income per diluted share by $0.02 for the fourth quarter of 2014. We expect these investments, along with the personnel added, to improve our operating efficiencies in 2015 and 2016, which should result in improvements in customer service and operating profit margins.”

“Our 2014 fourth quarter operating results were also impacted by increases in raw material costs, in particular aluminum, as well as higher health insurance and other costs,” continued Mereness. “Collectively, higher raw material and health insurance costs in the fourth quarter of 2014 had a negative impact on net income per diluted share of $0.10, as compared to the fourth quarter of 2013. The increase in health insurance costs is primarily due to the increase in enrollment over the past year, which we believe is largely due to the new healthcare requirements. We expect health insurance costs in 2015 to remain - as a percent of sales - in line with 2014.”

“Raw material costs continue to remain volatile, which has become the norm,” added Mereness. “In particular, aluminum rose nearly 20 percent during the second half of 2014, and despite a decline in recent months, remains higher than the beginning of 2014. To help mitigate the impact of higher raw material, health insurance and other costs, we are improving product designs, making efficiency improvements and working with our vendors to identify opportunities to reduce input costs. Further, we implemented sales price increases, which should largely be in place by the end of the first quarter of 2015. We will continue to implement sales price adjustments as the costs of raw materials change.”

2014 Full-Year Results
Net sales for the year ended December 31, 2014 increased by $175 million, or 17 percent, to a record $1.19 billion, primarily due to the 20 percent increase in net sales of Drew’s RV Segment. Excluding the impact of acquisitions, Drew’s RV Segment net sales increased 16 percent, compared to the 12 percent increase in industry-wide wholesale shipments of travel trailers and fifth-wheel RVs. The four acquisitions completed by the Company in 2014 added $36 million in net sales in 2014, all of which related to Drew’s RV Segment. Sales growth in new and existing markets and new products also continued to be key factors in enabling Drew’s sales to exceed RV industry growth rates.

In 2014, Drew continued to grow outside its core RV and manufactured housing markets, with aggregate net sales of components for adjacent industries increasing 14 percent to $138 million and aftermarket net sales increasing 63 percent to $64 million. Together, these markets now account for 17 percent of consolidated net sales, an increase from 10 percent of consolidated net sales in 2010.

“Seeing our sales for the full-year 2014 grow by $175 million was another significant accomplishment for the Company, particularly following the $1 billion sales milestone achieved in 2013,” said Jason Lippert. “As we look towards future sales growth, we see many opportunities, starting with the RV industry, which, according to the Recreation Vehicle Industry Association (RVIA), is projected to increase wholesale production in 2015. Further, we expect to grow faster than the RV industry by increasing our content per unit, as we have done consistently for the past twelve-plus years. We also positioned ourselves for growth in adjacent industries, the aftermarket and the international RV market. We estimate there are opportunities collectively, in all the industries we serve for our existing products, which currently could generate additional sales for us in excess of $2 billion annually. While it will take time to gain market share in all the industries we serve, we are confident our focus on customer service, new product development, product enhancement, product quality and lean manufacturing will enable us to continue to compete effectively, and achieve long-term profitable growth.”

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For the full-year 2014, Drew’s net income increased to $62.3 million, or $2.56 per diluted share, up from net income of $50.1 million, or $2.11 per diluted share, in 2013. Excluding the loss related to the sale of the Company’s aluminum extrusion-related assets in 2014 and charges for executive succession in 2013, net income would have been $63.5 million in 2014, or $2.61 per diluted share, up from net income of $51.3 million, or $2.16 per diluted share, in 2013. Net income in 2014 was also impacted by facility start-up and realignment costs, which reduced net income per diluted share by approximately $0.09.

“During the last twelve months we completed five acquisitions, which add approximately $85 million of acquired annual sales, and represent significant sales growth and profit potential,” said Joseph Giordano, Drew’s Chief Financial Officer and Treasurer. “We also invested in several product line capacity expansions, key among them were our new furniture and mattress facility and our new aftermarket distribution facility. As a result of the investments made throughout 2014, we are confident in our ability to improve operating efficiencies, customer service and product quality in 2015 and beyond.”

The five operations acquired by Drew during 2014 and early 2015 were:

•
Innovative Design Solutions (IDS) - A designer, developer and manufacturer of electronic systems encompassing a wide variety of RV, automotive, medical and industrial applications, with annual sales of $19 million, of which $15 million were to Drew;

•	Star Design - A manufacturer of thermoformed sheet plastic products for the RV, bus and specialty vehicle industries, with annual sales of $10 million;

•	Power Gear® and Kwikee® brands (RV business of Actuant Corporation) - A manufacturer of leveling systems, slide-out mechanisms and steps, primarily for motorhome RVs, with annual sales of $28 million;

•
Duncan Systems - A supplier of replacement motorhome windshields, awnings, and RV, heavy truck, and specialty vehicle glass and windows, primarily to fulfill insurance claims, with annual sales of $26 million; and

•
EA Technologies - A manufacturer of custom steel and aluminum parts and provider of electro-deposition (‘e-coat’) and powder coating services for RV, bus, medium-duty truck, automotive, recreational marine, specialty and utility trailer, and military applications, with annual sales of $17 million. In connection with this acquisition, the Company also acquired a 250,000 square foot facility, which provides room for capacity expansion.

“These acquisitions, as well as our capacity expansion projects, fit right into our strategic plan to utilize our extensive financial and human resources, along with our manufacturing and distribution capabilities and our commitment to customer service, to grow profitably within the RV industry and in similar markets,” said Jason Lippert. “We made significant progress in the integration of the acquired businesses and the completion of our other key projects in 2014. Over the next few quarters we will continue our efforts to improve each of these existing operations, as well as achieve profitable growth.”

“Our operating management team was further strengthened this year with the addition of a number of experienced and highly-capable people we gained through our acquisitions,” said Mereness. “Dedicated people have always been a key to our success.”

Balance Sheet and Other Items
At December 31, 2014, the Company had borrowings of $16 million, compared to cash of $66 million at December 31, 2013. “During 2014 we invested $107 million in acquisitions and $42 million in capital expenditures, and returned $47 million to stockholders through a special dividend of $2.00 per share,” said Joseph Giordano. “These investments were partially funded by our operating cash flow of $107 million in 2014.”

“During the first quarter of 2015, we expect to use $20 million to $30 million of cash to fund seasonal working capital growth, which is typical,” added Giordano. “With minimal debt, substantial available credit lines and solid cash flow, we remain well-positioned to continue taking advantage of investment opportunities to improve our results.”

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During 2014, inventories increased $31 million, or 31 percent, including $9 million related to the 2014 acquisitions, primarily to support the 41 percent increase in net sales in January 2015. Higher raw material costs and increased lead time on imports also contributed to the increase in inventory.

Capital expenditures were $42 million in 2014, and included approximately $20 million of “replacement” capital expenditures and approximately $22 million of “growth” capital expenditures. “The growth capital expenditures were comprised of numerous projects, including our new furniture and mattress facility and our new aftermarket and customer service facility, as well as our laminated door and chassis product line capacity expansions,” said Giordano. “Collectively, these projects comprised $14 million of our growth capital expenditures.”

The effective tax rate for 2014 and the fourth quarter of 2014 were lower than in the comparable prior year periods, primarily as a result of higher federal tax credits.

Return on equity for the twelve months ended December 31, 2014 improved to 17.5 percent, from 16.0 percent in the year-earlier period.

Jason Lippert concluded, “Overall, the past year was good for both our Company and the industries we serve. We reported solid sales and earnings growth, and we invested in acquisitions, additional capacity, customer service, adjacent industries, the aftermarket, and research and development of various new products and product improvements, as well as increased operating efficiencies through employee retention, lean initiatives and automation, to help build the foundation for continued growth along with our customers. I am confident that our management team has the ability to execute our strategic goals successfully for the long-term growth of the Company.”

Conference Call & Webcast
Drew will provide an online, real-time webcast of its fourth quarter 2014 earnings conference call on the Company’s website, www.drewindustries.com, on Tuesday, February 24, 2015, at 11:00 a.m. Eastern time.

Institutional investors can access the call via the password-protected site, StreetEvents (www.streetevents.com). A replay of the call will be available by dialing (888) 286-8010 and referencing access code 34376954. A replay of the webcast will also be available on Drew’s website.

About Drew Industries
From 38 factories located throughout the United States, Drew Industries, through its wholly-owned subsidiary, Lippert Components®, supplies a broad array of components for the leading manufacturers of recreational vehicles and adjacent industries including buses; trailers used to haul boats, livestock, equipment and other cargo; truck campers; truck caps; manufactured housing; modular housing; and factory-built mobile office units. Drew’s products include steel chassis; vinyl and aluminum windows; slide-out mechanisms and solutions; axles and suspension solutions; furniture and mattresses; thermoformed bath, kitchen and other products; manual, electric and hydraulic stabilizer and lifting systems; chassis components; entry, luggage, patio and ramp doors; electric and manual entry steps; awnings and slide toppers; electronic components; and other accessories. Additional information about Drew and its products can be found at www.drewindustries.com.
Forward-Looking Statements
This press release contains certain “forward-looking statements” with respect to our financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management and other matters. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to our future business prospects, net sales, expenses and income (loss), cash flow, and financial condition, whenever they occur in this press release are necessarily estimates reflecting the best judgment of our senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this press release, pricing pressures due to domestic and foreign competition, costs and availability of raw materials (particularly steel, steel based

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components and aluminum) and other components, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, availability and costs of labor, employee benefits, employee retention, inventory levels of retail dealers and manufacturers, changes in zoning regulations for manufactured homes, seasonality and cyclicality in the industries to which we sell our products, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the pace of and successful integration of acquisitions and other growth initiatives, realization of efficiency improvements, the successful entry into new markets, the costs of compliance with increased governmental regulation, information technology performance and security, interest rates, oil and gasoline prices, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, and in our subsequent filings with the Securities and Exchange Commission. We disclaim any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

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DREW INDUSTRIES INCORPORATED
OPERATING RESULTS
(unaudited)

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2014	2013	2014	2013
(In thousands, except per share amounts)

Net sales	$1,190,782	$1,015,576	$289,351	$224,947
Cost of sales	935,859	802,467	232,123	176,988
Gross profit	254,923	213,109	57,228	47,959
Selling, general and administrative expenses	157,482	132,935	40,007	31,787
Sale of extrusion assets	1,954	—	—	—
Executive succession	—	1,876	—	—
Operating profit	95,487	78,298	17,221	16,172
Interest expense, net	430	351	106	72
Income before income taxes	95,057	77,947	17,115	16,100
Provision for income taxes	32,791	27,828	5,119	5,023
Net income	$62,266	$50,119	$11,996	$11,077

Net income per common share:
Basic	$2.60	$2.15	$0.50	$0.47
Diluted	$2.56	$2.11	$0.49	$0.46

Weighted average common shares outstanding:
Basic	23,911	23,321	24,020	23,556
Diluted	24,334	23,753	24,484	24,082

Depreciation and amortization	$32,596	$27,500	$9,121	$7,112
Capital expenditures	$42,458	$32,595	$12,426	$6,515

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DREW INDUSTRIES INCORPORATED
SEGMENT RESULTS
(unaudited)

	Twelve Months Ended December 31,		Three Months Ended December 31,
	2014	2013	2014	2013
(In thousands)
Net sales:
RV Segment:
RV OEMs:
Travel trailers and fifth-wheels	$844,096	$727,783	$198,441	$160,696
Motorhomes	67,774	47,937	18,095	12,659
RV aftermarket	49,570	25,334	16,793	5,549
Adjacent industries	113,008	92,640	28,653	19,758
Total RV Segment net sales	1,074,448	893,694	261,982	198,662

MH Segment:
Manufactured housing OEMs	77,421	80,245	18,871	17,304
Manufactured housing aftermarket	14,186	13,719	3,337	3,342
Adjacent industries	24,727	27,918	5,161	5,639
Total MH Segment net sales	116,334	121,882	27,369	26,285
Total net sales	$1,190,782	$1,015,576	$289,351	$224,947

Operating profit:
RV Segment	$86,571	$68,248	$14,523	$14,150
MH Segment	10,870	11,926	2,698	2,022
Total segment operating profit	97,441	80,174	17,221	16,172
Sale of extrusion assets	(1,954)	—	—	—
Executive succession	—	(1,876)	—	—
Total operating profit	$95,487	$78,298	$17,221	$16,172

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DREW INDUSTRIES INCORPORATED
BALANCE SHEET INFORMATION
(unaudited)

	December 31,
	2014	2013
(In thousands)

ASSETS
Current assets
Cash and cash equivalents	$4	$66,280
Accounts receivable, net	37,987	31,015
Inventories, net	132,492	101,211
Deferred taxes	18,709	12,557
Prepaid expenses and other current assets	18,444	14,467
Total current assets	207,636	225,530
Fixed assets, net	146,788	125,982
Goodwill	66,521	21,545
Other intangible assets, net	96,959	59,392
Other assets	25,937	20,735
Total assets	$543,841	$453,184

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable, trade	$49,534	$24,063
Dividend payable	—	46,706
Accrued expenses and other current liabilities	57,651	47,422
Total current liabilities	107,185	118,191
Long-term indebtedness	15,650	—
Other long-term liabilities	26,108	21,380
Total liabilities	148,943	139,571
Total stockholders’ equity	394,898	313,613
Total liabilities and stockholders’ equity	$543,841	$453,184

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DREW INDUSTRIES INCORPORATED
SUMMARY OF CASH FLOWS
(unaudited)

	Twelve Months Ended December 31,
	2014	2013
(In thousands)

Cash flows from operating activities:
Net income	$62,266	$50,119
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	32,596	27,500
Stock-based compensation expense	10,817	10,839
Deferred taxes	(5,493)	269
Other non-cash items	2,796	1,867
Changes in assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(606)	(9,013)
Inventories, net	(21,940)	(3,403)
Prepaid expenses and other assets	(4,610)	(2,288)
Accounts payable, trade	21,269	2,296
Accrued expenses and other liabilities	9,925	4,491
Net cash flows provided by operating activities	107,020	82,677

Cash flows from investing activities:
Capital expenditures	(42,458)	(32,595)
Acquisitions of businesses	(106,782)	(4,750)
Proceeds from note receivable	1,750	—
Proceeds from sales of fixed assets	3,587	1,444
Other investing activities	(171)	(154)
Net cash flows used for investing activities	(144,074)	(36,055)

Cash flows from financing activities:
Exercise of stock-based awards, net of shares tendered for payment	5,769	15,175
Proceeds from line of credit borrowings	425,330	135,452
Repayments under line of credit borrowings	(409,680)	(135,452)
Payment of special dividend	(46,706)	—
Payment of contingent consideration related to acquisitions	(3,739)	(5,456)
Other financing activities	(196)	—
Net cash flows (used for) provided by financing activities	(29,222)	9,719

Net (decrease) increase in cash	(66,276)	56,341

Cash and cash equivalents at beginning of year	66,280	9,939
Cash and cash equivalents at end of year	$4	$66,280

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DREW INDUSTRIES INCORPORATED
SUPPLEMENTARY INFORMATION
(unaudited)

	Twelve Months Ended		Three Months Ended
	December 31,		December 31,
	2014	2013	2014	2013
Industry Data(1) (in thousands of units):
Industry Wholesale Production:
Travel trailer and fifth-wheel RVs	298.9	268.0	72.3	60.1
Motorhome RVs	43.9	38.3	9.9	9.4
Manufactured homes	64.3	60.2	16.2	14.9
Industry Retail Sales:
Travel trailer and fifth-wheel RVs	271.0	250.8	41.5	36.4
Impact on dealer inventories	27.9	17.2	30.8	23.7
Motorhome RVs	36.3	31.5	7.0	5.9

			Twelve Months Ended
			December 31,
			2014	2013
Drew Content Per Industry Unit Produced:
Travel trailer and fifth-wheel RV			$2,825	$2,716
Motorhome RV			$1,544	$1,252
Manufactured home			$1,203	$1,332

			December 31,
			2014	2013
Balance Sheet Data:
Current ratio			1.9	1.9
Total indebtedness to stockholders' equity			0.0	—
Days sales in accounts receivable			14.6	16.5
Inventory turns, based on last twelve months			8.2	7.9

			2015
Estimated Full Year Data:
Capital expenditures			$ 30 - $ 35 million
Depreciation and amortization			$ 36 - $ 38 million
Stock-based compensation expense			$ 13 - $ 15 million
Annual tax rate			37% - 38%
(1) Industry wholesale production data for travel trailer and fifth-wheel RVs and motorhome RVs provided by the Recreation Vehicle Industry Association. Industry wholesale production data for manufactured homes provided by the Institute for Building Technology and Safety. Industry retail sales data provided by Statistical Surveys, Inc.

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